UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2014

MSC Industrial Direct Co., Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York	1-14130	11-3289165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Maxess Road, Melville, New York		11747
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:  (516) 812-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (e) On January 13, 2014, MSC Industrial Direct Co., Inc. (the “Company”) announced that Ms. Eileen McGuire resigned from her position as Executive Vice President, Human Resources effective February 28, 2014.

In connection with Ms. McGuire’s resignation, the Company entered into a Separation Agreement and General Release, dated January 13, 2014, with Ms. McGuire. Under the terms of the Separation Agreement, in consideration for a general release and subject to compliance with non-competition, non-solicitation, confidentiality and cooperation provisions, Ms. McGuire will receive (i) cash severance of $1,060,460, payable over a three-year period, (ii) a payment of $500,000 in recognition of Ms. McGuire’s long-standing tenure and contribution, payable over a three-year period, (iii) a pro rata incentive bonus for fiscal year 2014, based on actual company performance, (iv) continued vesting of outstanding restricted stock awards, (v) acceleration of vesting of outstanding stock options, which stock options shall be exercisable for a period of 30 days following termination of employment in accordance with the terms of the Company’s 2005 Omnibus Incentive Plan, (vi) COBRA health insurance coverage for 18 months, (vii) a lump sum payment of $120,000 for relocation costs, and (vii) continued use of the company-leased automobile for the remainder of the lease term.

Item 7.01	Regulation FD Disclosure

The Company notes that the cash charges and the non-cash charges related to the equity award modifications, to be incurred in its fiscal second quarter as a result of the Separation Agreement described in Item 5.02 of this Form 8-K, were not included in its fiscal second quarter guidance included in the Company’s press release, dated January 8, 2014. The Company does not undertake any obligation to update any forward-looking statements.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

Exhibit Index

Exhibit No.	Description
10.1	Separation Agreement and General Release, dated January 13, 2014 between MSC Industrial Direct Co., Inc. and Eileen McGuire.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSC INDUSTRIAL DIRECT CO., INC.

Date: January 13, 2014	By:	/s/ Jeffrey Kaczka
	Name: Title:	Jeffrey Kaczka Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Separation Agreement and General Release, dated January 13, 2014 between MSC Industrial Direct Co., Inc. and Eileen McGuire.

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